Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of March 10, 2023 (the "Effective Date"), by and between Histogen Inc., a Delaware corporation (“Company” or "Employer"), and Steven J. Mento Ph.D. ("Executive").

RECITALS

WHEREAS, Employer and Executive previously entered into that certain executive employment agreement, dated November 5, 2021 (the “Prior Agreement”);

WHEREAS, Employer and Executive desire to amend and restate terms of Executives employment with the Company by entering into this Agreement related to Executive’s employment as Chief Executive Officer and President (“CEO”).

WHEREAS, this Agreement shall amend, restate and supersede the Prior Agreement in its entirety and execution of this Agreement shall not be deemed a termination or otherwise trigger any termination rights contained in the Prior Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, Executive and Employer agree as follows:

1.
Employment Term. The term of this Agreement (the "Employment Term") shall commence on the Effective Date and will continue until terminated as provided in Section 7 below.
2.
Scope of Employment.
(a)
Position and Duties. Executive shall serve as Company’s CEO. Executive agrees that during the Employment Term, Executive shall use his best efforts, skills and experiences in the best interests of Employer. Executive shall report to the Company’s Board of Directors (“BOD”) and shall perform the job duties and have the responsibilities and authority customarily performed and held by an Executive in Executive’s position or as otherwise may be assigned or delegated to Executive by the Board. Upon Executive's cessation of service as Employer's CEO, unless otherwise agreed between Executive and Employer in writing, Executive will be deemed to have voluntarily resigned as a member of the board of any subsidiary of Employer of which Executive is then a member and as an officer of Employer or any of its subsidiaries of which Executive is an officer, effective immediately. Except as may be mutually agreed between Employer and Executive, Executive shall be based at Employer's headquarters in San Diego, California, except when business needs require Executive to travel.
(b)
Exclusive Efforts. During Executive's employment by Employer, Executive shall render services to Employer exclusively and shall not render, directly or indirectly, any services or engage in business activities with any other person or entity, either as an Executive, employer, consultant, agent, principal, partner, equity holder, corporate officer, director, or in any other individual or representative capacity, without the prior written consent of the Board; provided, however, that Executive may continue to serve on the Board of Directors of Dermata Therapeutics, Inc. from the Effective Date of this Agreement so long as such services are not in direct conflict or competition with the Company and his duties and obligations to the Company. Executive agrees to serve Employer faithfully, to execute to the best of Executive’s abilities the duties of Executive’s position, and to devote Executive’s entire business time, attention, and efforts to the interests and business of Employer. Notwithstanding the foregoing, but subject at all times to the restrictions in Sections 4 and, subject to approval of the Board, not to be unreasonably withheld, Executive shall not be restricted from participating as an advisor, director, or in similar capacities with charitable or professional organizations, so long as such participation (i) complies with Employer's written employment policies, and (ii) does not materially interfere with the satisfaction of Executive' s obligations hereunder. While employed by Employer, Executive shall not, without the prior written consent of the Board, directly or indirectly, whether as a partner, Executive, creditor,

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shareholder, or otherwise, promote, participate, or engage in any activity or other business competitive with Employer's business. Notwithstanding the foregoing provisions of this Section 2(b). Executive may (A) make passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity interest in, a company listed on a national securities exchange or in an over-the-counter securities market and Executive is not otherwise associated directly or indirectly with such company or with any affiliate of such company and (B) serve on the boards of directors of the companies and organizations set forth on Schedule 1 hereto, and such investments or service shall not constitute a breach of this Section 2(b).

(c)
Compliance with Laws and Policies. Executive agrees at all times to strictly adhere to all applicable laws, rules, and regulations and with the written policies and procedures of Employer in effect from time to time and provided to Executive (to the extent such written policies and procedures are not inconsistent with the terms of this Agreement).
(d)
Representations and Covenants by Executive. Executive hereby represents and warrants that: (i) Executive's execution, delivery and performance of this Agreement does not and will not conflict with, breach, violate, or cause a default under any contract, agreement instrument, order, judgment, or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any agreement or understanding of any type, whether written or oral, or by any statutory or common law duty or obligation which, in any case, would in any way restrict Executive’s ability to be employed by Employer or any affiliate thereof, perform Executive' s duties for Employer, or restrict Executive' s ability to compete freely with any other person, (iii) Executive is not subject to or in breach of any nondisclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party, and (iv) Executive has the legal capacity to execute this Agreement. There is no action or proceeding pending or, to Executive's actual knowledge, threatened against Executive that would prevent, hinder, or materially delay the performance by Executive of any of Executive’s obligations hereunder. Executive further acknowledges that Employer has a legitimate business interest in protecting the business, acquired goodwill, Trade Secrets, Records, and other Confidential Information, each capitalized term as defined on Exhibit A hereto. Executive also acknowledges and recognizes the highly competitive nature of the business of Employer.

3. Compensation and Benefits.

(a)
Base Salary. Employer shall pay to Executive an annualized base salary of Five Hundred Fifty Thousand Dollars ($550,000) (the "Base Salary"), less taxes and applicable withholdings, payable in accordance with Employer' s regularly scheduled payroll. Base Salary will be subject to review and adjustment in accordance with Employer's normal performance review practices, but no less frequently than annually. Effective as of the date of any change to Executive's Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.
(b)
Cash Incentive Bonus. Executive is eligible to receive an annual discretionary bonus ("Cash Bonus"), paid after the close of the applicable performance period based upon performance metrics established by the Board (or any applicable committee thereof). The target amount of Executive's Cash Bonus will be 50% of the Base Salary (the "Target Cash Bonus"). The Cash Bonus, if any, shall be paid to Executive but in no event shall the Cash Bonus be paid after the fifteenth (15th) day of the third (3rd) month following the close of the Company's fiscal year for which the Cash Bonus is payable. Except as set forth in Sections 8(b), Executive shall not be entitled to receive the Cash Bonus (and it shall not be deemed to be earned) if Executive is not employed at the time that such bonus is paid.
(c)
Awards.
(i)
Option Awards. Subject to the approval by the Company’s Board, Executive will be granted additional stock options to purchase 158,055 shares of Company’s common stock (the “Standard Option Award”) and 55,532 shares of Company’s common stock (the “Forfeiture Option Award,” and collectively with the “Standard Option Award,” the “Option Awards”) in accordance with Company’s 2020 Incentive Award Plan (the “Plan”) and the related stock option agreement evidencing the grant of the Option Awards (the “Option Agreement”). The Option Awards will vest as follows: one-fourth (1/4th) of the shares subject to the Option Award will vest one (1)

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year after the Effective Date, and one thirty-sixth (1/36th) of the remaining shares subject to the Option Award will vest monthly thereafter, in each case, subject to Executive’s employment with the Company continuing through the relevant vesting dates; provided, however, that the Forfeiture Option Award will be forfeited in the event that the shares available pursuant to the Plan are not increased prior to the one year anniversary and vesting of the award by an amount required to be available for issuance for all outstanding stock awards containing a similar forfeiture condition. The exercise price per share of the Option Awards will be the fair market value of the Company’s common stock on the date of grant, as determined by the Company’s Board. The term of the Option Awards shall be ten (10) years, subject to earlier expiration as provided in the Plan or the Option Agreement. The Option Awards shall be in all respects subject to the Plan and any amendments thereto, and conditioned upon Executive’s execution of the Option Agreements. The terms and conditions upon which the Option Awards may be exercised, including, if at all, after termination of Employee’s employment or service, are governed by the Plan and the Option Agreements.
(ii)
Future Awards. Executive will continue to be eligible to receive such other long-term incentive awards as determined by the Board in its sole discretion.
(d)
Paid Time Off and Benefits. During the Employment Term, Executive shall receive four weeks (160 hours) of personal time off (" PTO") benefits consistent with such benefits currently offered to Employer's executives and any Employer's policies as in effect from time to time. In addition, during the Employment Term, Executive shall be eligible to participate in the Executive benefit plans maintained by Employer and generally available to similarly situated Executives of Employer, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such Executive benefit plan. Employer reserves the right to cancel or change the Executive benefit plans and programs it offers to its Executives at any time.
(e)
Expense Reimbursement. Employer shall reimburse Executive for reasonable and necessary actual out-of-pocket business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder; provided, that (i) such expenses were incurred in accordance with Employer's policies, including any required pre-approvals thereunder, and (ii) Executive timely provides proper documentation and receipts prior to being entitled to any reimbursement for such amounts.

4. Confidentiality and Proprietary Rights.

As a condition of employment, Executive agrees to read, sign, and abide by Employer's Proprietary Information and Inventions Agreement, which is provided as Exhibit A to this Agreement and incorporated herein by reference.

5. Non-Solicitation; Non-Disparagement.

(a)
Non-solicitation. During the Employment Term and thereafter, Executive shall not use Employer’s confidential or proprietary information to directly or indirectly, personally or through others, solicit (on behalf of Executive or any other person or entity) the business of any customer of Employer. In addition, during the Employment Term and for one year thereafter, Executive shall not directly or indirectly, personally or through others, solicit or recruit on behalf of Executive or any other person or entity any employee of Employer. Executive represents that Executive is familiar with the foregoing covenant not to solicit and is fully aware of Executive’s obligations hereunder.
(b)
Non-Disparagement. For the consideration herein provided, Executive agrees not to make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame or intentionally and maliciously disparage the personal and/or business reputations, practices or conduct of Employer, its affiliates, officers, directors, executives, products, or services following termination of employment. Nothing in this agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.
(c)
Survival. Executive hereby acknowledges and agrees that given the knowledge Executive will acquire during Executive’s employment with Employer, including knowledge regarding the strategy, products,

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customers, and goodwill of the business and assets of Employer, it is of paramount importance to Employer that this Agreement and its Exhibits contain enforceable restrictive covenants such that Employer is willing to provide Executive with the compensation and benefits described in this Agreement for Executive’s adherence to such covenants following the termination of Executive’s employment, regardless of the reason for termination.

6. Injunctive Relief. Executive acknowledges that Executive' s breach of the covenants contained in sections 2, 4, and 5 would cause irreparable injury to Employer and agrees that in the event of any such breach, Employer shall be entitled to seek temporary, preliminary, and permanent injunctive relief pursuant to the California Arbitration Act, without the necessity of proving actual damages or posting any bond or other security.

7. Termination.

(a)
Employment at Will. Executive's employment shall be "at will," meaning that either Executive or Employer shall be entitled to terminate Executive' s employment at any time and for any reason, with or without Cause (as defined below), upon fifteen (15) days written notice. This Agreement shall constitute the full and complete agreement between Executive and Employer on the " at-will" nature of Executive's employment, which may only be changed in an express written agreement signed by Executive and the Board.
(b)
Rights Upon Termination. Except as expressly provided in Section 8, upon the termination of Executive's employment with Employer, Executive shall only be entitled to the accrued but unpaid Base Salary due to Executive through the date of termination, any earned but unused PTO through the date of termination in accordance with Employer's PTO policy, any vested benefits under Employer' s welfare and pension benefit plans (other than any severance plans) pursuant to the terms of such plans, and any unreimbursed business expenses incurred by Executive in accordance with this Agreement and Employer's expense policies.

8. Payments and Obligations Upon Termination

(a)
Termination for Cause, Voluntary Termination, Death, or Disability. If this Agreement terminates due to Employer's termination of Executive for Cause, Executive's resignation other than for Good Reason (as defined below), Executive 's death, or Executive's Disability (as defined below), then except as provided in Section 7(b). Executive agrees that Executive shall not be eligible for any additional compensation or benefits.
(b)
Termination without Cause or Executive’s Resignation for Good Reason. If Employer terminates Executive for a reason other than Cause, death, or Disability, or Executive resigns for Good Reason, then, subject to Section 8(e). Executive shall be entitled to the payments set forth in Section 7(b) and, subject to Section 8(c), the following from Employer:
(i)
a severance payment, over a twelve (12)-month period following termination of employment, of continuing compensation equal to twelve (12) months of the Base Salary and Executive’s Target Cash Bonus (for the year in which the termination occurs), payable in equal installments in accordance with Employer's then-current payroll policies and practices; and
(ii)
COBRA premiums reimbursement over a twelve (12)-month period for such coverage (at the coverage levels in effect immediately prior to Executive' s termination. It is specifically understood that if such reimbursement is prohibited by law or would result in any penalties to the Employer, Executive and Employer will negotiate in good faith for an alternative payment which is intended to provide Executive with substantially similar economic benefit, but is not prohibited by law or result in penalties for the Employer; and
(c)
Termination without Cause or Resignation for Good Reason in Connection with a Change in Control. Notwithstanding the foregoing, if, during the Change in Control Period (as defined below), (1) Employer (or any parent or successor of Employer) terminates Executive's employment for a reason other than Cause, death, or Disability, or (2) Executive resigns for Good Reason, then, subject to Section 8(e), Executive shall be entitled to the benefits as provided in Section 8(b) provided that the severance amount and COBRA premium reimbursement shall be increased from twelve (12) months to eighteen (18) months, respectively, and additionally, 100% of the then-unvested Option Awards shall immediately vest, payable on the Payment Date (as defined below).

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(d)
Definitions. For purposes of this Section 8, the following definitions apply:
(i)
"Cause" means the occurrence of any of the following, as determined in the Board’s sole discretion: (A) Executive's failure to materially perform Executive’s duties to the standards required by Employer or Executive's repeated neglect of Executive' s duties under this Agreement (other than by reason of physical or mental illness or disability that constitutes a Disability), which failure remains uncured (if capable of cure as determined in good faith by the Board) for ten (10) business days following written notice thereof by Employer to Executive; provided, however, that, if such failure is not reasonably capable of cure without material cost or liability to Employer , then this provision will be triggered immediately upon such failure; (B) Executive's willful misconduct , material breach of any of Employer's written employment policies, or gross insubordination , which act remains uncured (if capable of cure as determined in good faith by the Board) for ten (10) business days following written notice thereof by Employer to Executive: provided, however, that, if such failure is not reasonably capable of cure without material cost or liability to Employer, then this provision will be triggered immediately upon such failure; (C) Executive’s engagement in any illegal act, substance abuse, or any other misconduct that has a material adverse effect on Employer's reputation or business operations, assets, properties, results of operations, or financial condition, as reasonably determined by the Board; (D) Executive's (i) commission of an act involving dishonesty in the execution of Executive' s duties, fraud, embezzlement, or theft; (ii) indictment for, or plea of guilty or nolo contendere to, any crime constituting a felony or conviction of, or plea of guilty or nolo contendere to, any crime (non-felony) involving moral turpitude; or (iii) engaging in any activity that constitutes sexual harassment or discrimination or a material violation of any written Employer policy applicable thereto; or (E) Executive' s material breach of this Agreement (which breach is not otherwise covered by the definition of Cause), which breach remains uncured (if capable of cure as determined by the Board) for ten (10) business days following written notice thereof by Employer to Executive; provided, however, that if such failure is not reasonably capable of cure without material cost or liability to Employer, then this provision will be triggered immediately upon such failure e.
(ii)
"Change in Control" shall have the meaning set forth in the Plan.
(iii)
"Change in Control Period" means the period that commences upon a Change in Control and ends on the one (1) year anniversary following a Change in Control.
(iv)
"Disability" shall mean if Executive is unable to perform the essential functions of Executive's position, with or without reasonable accommodation, due to legal, physical, or mental incapacity for a period beyond any leave to which Executive is entitled under applicable law or Employer's policies. Any leaves of absence shall be unpaid unless otherwise required by applicable law. It is acknowledged and agreed that termination pursuant to this provision as defined herein shall not give rise to any right other than as expressly set forth herein.
(v)
"Good Reason" means the occurrence of any of the following without Executive's consent: (A) a material diminution in Executive' s duties and responsibilities or a material negative change in Executive's reporting relationship (including any requirement that Executive stops reporting to the Chief Executive Officer), (B) a material reduction of Executive's base compensation (other than in connection with a general decrease in base salaries for the officers of Employer or any successor corporation), (C) a requirement that Executive perform Executive’s services at a facility or location more than fifty (50) miles from Employer's location as of the Effective Date, or (D) Employer' s material breach of this Agreement. No event or condition will constitute Good Reason unless and until Executive has provided Employer with written notice of the event or condition no later than sixty (60) days after the first occurrence and Employer has failed to fully remedy such event or condition within thirty (30) days of receiving such notice, and Executive must have terminated Executive's employment with Employer within thirty (30) days after the expiration of the thirty (30)-day remedial period.

(vi) A " termination of employment" shall mean the date that Executive permanently ceases performing services for Employer as an Executive even though Executive may remain on Employer's books and records as an Executive so that Employer may fulfill its obligations under this Section 8. Termination of employment shall be deemed to occur when Executive experiences a "separation of service" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and restated (the "Code" and such Code section, "Section 409A").

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(e)
Conditions to Receipt of Severance. Notwithstanding any other provisions of this Agreement, the receipt of any termination benefits (not otherwise required to be provided to Employer under applicable law)pursuant to this Section 8 will be subject to Executive signing and not revoking a separation agreement and release of claims with Employer in substantially the form attached hereto as Exhibit B (the "Release") and provided that such Release becomes effective and irrevocable no later than sixty (60) days following Executive's termination of employment (the "Release Deadline"). Notwithstanding the foregoing, the termination benefits shall be paid or provided or shall commence on the first payroll period following the date the Release becomes effective (the "Payment Date"), and the first payment shall include all accrued amounts from the date of termination; provided that if termination of employment occurs in one calendar year and the Release Deadline occurs in the next calendar year, then the Payment Date shall be no earlier than January 1 of year in which Release Deadline occurs. If the Release does not become effective and irrevocable by the Release Deadline, then Executive will forfeit any rights to termination benefits under this Agreement. In no event will termination benefits be paid or provided until and unless the Release becomes effective and irrevocable by the Release Deadline. In addition, in the event that Executive materially breaches (and fails to cure, within ten (10) business days of receipt of written notice from Employer of such material breach, if such breach is capable of cure) the provisions of Sections 4 and 1 and all Compensation Continuation and benefits to which Executive may otherwise be entitled pursuant to this Section 8 will immediately cease.

9. Compliance with Internal Revenue Code Section 409A. In the event that any compensation or other payments payable under this Agreement are subject to Section 409A, then Executive acknowledges and agrees that Employer shall adhere to the provisions of Section 409A and any regulations or other guidance issued thereunder. Executive agrees that Executive bas reviewed or been advised to review (and had ample opportunity to review) the provisions of this Agreement with applicable legal and tax counsel to ensure compliance with Section 409A and that Employer shall not be responsible for any adverse tax consequences experienced by Executive in connection with this Agreement. Executive's right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate payments. For purposes of this Agreement, references to "termination of employment" (and substantially similar phrases) will be interpreted to mean a "separation from service" within the meaning of Section 409A. If, as of the date of Executive' s "separation from service" from Employer, Executive is a "specified Executive" (within the meaning of Section 409A), then: (a) each installment of the Compensation Continuation that, in accordance with the dates and terms set forth in this Agreement , will in all circumstances, regardless of when the "separation from service" occurs, be paid within the short-term deferral period (as defined in Section 409A) will be treated as a "short-term deferral" within the meaning of Treas. Reg. Section l. 409A- l(b)(4) to the maximum extent permissible under Section 409A and will be paid on the dates and terms set forth in this Agreement; and (b) each installment of the Compensation Continuation that is not described in clause (a) above and that would, absent this clause (b), be paid within the six-month period following Executive's "separation from service" from Employer will not be paid until the date that is six months and one day after such "separation from service" (or, if earlier, Executive's death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive's "separation from service" and any subsequent installments , if any, being paid in accordance with the dates and terms set forth in this Agreement; provided, however, that the preceding provisions of this clause (b) will not apply to any installment of the Compensation Continuation if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treas. Reg. Section l.409A-l(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treas. Reg. Section l. 409A-l(b)(9)(iii) must be paid no later than the last day of Executive' s second taxable year following the taxable year in which the "separation from service" occurs. The determination of whether and when Executive's "separation from service" from Employer has occurred will be made in a manner consistent with, and based on the presumptions set forth in, Treas. Reg. Section l.409A- l (h). Solely for purposes of this paragraph, "Employer" will include all persons with whom Employer would be considered a single employer under Section 414(b) and 414(c) of the Code. All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of any eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

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10.
Section 280G. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between Employer and Executive (collectively , the "Payments") (a) constitute a "parachute payment" within the meaning of Section 280G of the Code ("Section 280G") and (b) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code ("Section 4999"), then (i) if immediately prior to transaction that constitutes a "Change in Control" of Employer under Treas. Reg. Section 1.280G which resulted in the Payments, the stock of Employer is not publicly traded and the exemption described in Section 280G(b)(5) of the Code would apply to payments by Employer to the Executive in connection with a Change in Control (as defined in Section 280G and the regulations promulgated thereunder), Employer and Executive shall cooperate in good faith in connection with Employer satisfying the shareholder approval exemption under Section 280G(b)(5) of the Code and the regulations thereunder, and (ii) if clause (i) does not apply, the Payments will be reduced to the extent necessary so that no portion of such Payments retained by Executive will be subject to excise tax under Section 4999; provided, however, such reduction will only occur if, after taking into account the applicable federal, state, and local income taxes and the excise tax imposed by Section 4999, such reduction results in Executive's receipt on an after-tax basis of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. To the extent permitted by applicable law, and not a violation of Sections 280G, 409A, or 4999 of the Code, Executive will be entitled to elect the order in which payments will be reduced. If Executive electing the order in which payments will be reduced would result in violation of Section 409A or loss of the benefit of reduction under Sections 280G or 4999, payments will be reduced in the following order (1) severance payment based on multiple of Base Salary and/or Cash Bonus or Target Cash Bonus; (2) other cash payments; (3) any pro-rated Cash Bonus paid as severance; (4) acceleration of vesting of stock options with an exercise price that exceeds the then-fair market value of stock subject to the option, provided such options are not permitted to be valued under Treas. Reg. Section l .280G- l Q/A - 24(c); (5) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treas, Reg. Section l.280G-l Q/A - 24(c); (6) acceleration of vesting of stock options with an exercise price that exceeds the then-fair market value of stock subject to the option, provided such options are permitted to be valued under Treas. Reg. Section l. 280G- l Q/A - 24(c); (7) acceleration of vesting of all other stock options and equity awards; and (8) within any category, reductions will be from the last due payment to the first. All determinations regarding the application of this Section 10 shall be made by an accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code retained by Employer prior to the date of the applicable change in control and reasonably acceptable to Executive (the "280G Firm"). The 280G Firm will be directed to submit its determination and detailed supporting calculations to both Executive and Employer within thirty (30) days after notification from either Employer or Executive that Executive may receive Payments which may be "parachute payments" within the meaning of Section 280G (or such earlier or later date as Employer and Executive may agree). Executive and Employer will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the 280G Firm and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this letter agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Section 10 will be borne by Employer. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by Employer.
11.
Notices. All notices, requests, demands, claims, consents, and other communications that are required or otherwise delivered hereunder shall be in writing and shall be deemed to have been duly given if (a) personally delivered, (b) sent by nationally recognized overnight courier, (c) mailed by registered or certified mail with postage prepaid, return receipt requested, or (d) transmitted by email to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Employer, to:

Histogen Inc.

10655 Sorrento Valley Road, Suite 200

San Diego, California 92121

Attention: Susan A Knudson, EVP and CFO

Email: sknudson@histogen.com

With a copy to (which will not constitute notice):

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DLA Piper LLP

4365 Executive Drive, Suite 1100

San Diego, CA 92121

Attention: Larry W. Nishnick

Email: larry.nishnick@us.dlapiper.com

If to Executive, to such address as set forth in Employer's records, or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) when sent, if sent by email during normal business hours on a business day (or, if not sent during normal business hours on a business day, on the next business day after the date sent by facsimile), (iii) on the next business day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next business day delivery, and (iv) on the fifth business day following the date on which the piece of mail containing such communication is posted, if sent by mail.

12.
Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.
13.
Arbitration.
(a)
Agreement to Arbitrate. Executive and Employer agree that any and all disputes, claims, or controversies whatsoever between them (and their affiliates, if any) arising out of or related to (i) Executive's employment with Employer, or the termination thereof, (ii) Executive's performance of services for Employer, or

(iii) this Agreement, will be settled by final and binding arbitration in accordance with the rules and procedures of the Judicial Arbitration and Mediation Services, Inc. ("JAMS") applicable to the dispute. JAMS Rules for Employment Arbitration are available at http://www.jamsadr.com/rules-employment-arbitration/.

(b)
Claims Subject to Arbitration. Claims subject to arbitration shall include, but are not limited to, claims concerning the Executive' s employment with Employer, Executive's performance of services for Employer, and this Agreement, including claims based on any federal, state, or local law, statute, or regulation, including, but not limited to, any claims of discrimination, harassment, retaliation, or other conduct in violation of or arising under Title VII, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, and the California Family Rights Act, claims for unpaid wages, commissions, bonuses, stock options, or other employment compensation, claims for breach of contract or breach of implied covenant (express or implied) , claims of wrongful termination in violation of contract or public policy, promissory estoppel, claims arising under common law, and tort claims.
(c)
Claims Not Subject to Arbitration. The Agreement does not apply to: (i) claims for worker’s compensation benefits, state disability insurance or unemployment insurance benefits; (ii) claims for employee benefits under any benefit plan covered by the Employee Retirement Income Security Act of 1974 (“ERISA”) or funded by insurance; however, this Agreement does apply to any claims for breach of fiduciary duty, for penalties, or alleging any other violation of ERISA, even if such claim is combined with a claim for benefits; (iii) disputes that an applicable federal statute or lawful, enforceable Executive Order expressly states cannot be arbitrated or subject to a pre-dispute arbitration agreement; and (iv) disputes that may not be subject to pre-dispute arbitration agreement under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act of 2021 (including sexual harassment and sexual assault). Also not covered are claims brought in small claims court (or equivalent court in the state where you works/ed for Company), so long as such claims are brought only in that court. Further, either Executive or Employer, in a court of competent jurisdiction, may seek to compel arbitration under this Agreement, to enforce an arbitration award, or to obtain preliminary injunctive and/or other equitable relief in support of claims to be prosecuted in an arbitration to the extent allowed by California Code of Civil Procedure Section 1281.8.

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(d)
Arbitration Procedures. The arbitration shall take place in San Diego County, California. The arbitration will be conducted before an arbitrator who is a member of JAMS and mutually selected by the parties from the JAMS Panel. In the event that the parties are unable to mutually agree upon an arbitrator, selection of an arbitrator shall be governed by the applicable JAMS rules. The arbitrator shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief, ancillary costs and fees, and punitive damages) available under state and federal law. Either party shall have the right to appeal any adverse rulings or judgments to the JAMS Panel of Retired Appellate Court Justices. The arbitrator may grant any remedy or relief to which the parties would have otherwise been entitled had the matter been heard in a court of law and shall not grant any remedy or relief that could not have been granted had the matter been heard in a court of law. The parties agree that the arbitrator shall not have the power to commit errors of law or legal reasoning and that the award may be vacated or corrected on appeal to a California state court of competent jurisdiction for any such error. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof.

To the extent permitted by law, the hearing and all filings and other proceedings shall be treated in a private and confidential manner by the arbitrator and all parties and representatives and shall not be disclosed except as necessary for any related judicial proceedings or as required by applicable law.

(e)
Attorneys' Fees and Costs. Employer shall pay the arbitrator' s fees, arbitration expenses, and any other costs unique to the arbitration proceeding. All other costs, expenses, and attorneys' fees shall be borne by the party incurring them. Any postponement or cancellation fee imposed by the arbitration service will be paid by the party requesting the postponement or cancellation, unless the arbitrator determines otherwise. Any other fees charged or imposed by JAMS or the arbitrator shall be paid as directed by JAMS or the arbitrator, as applicable. The arbitrator shall award attorneys' fees, costs, and other expenses of arbitration to the prevailing party in the manner and to the extent authorized by applicable law. At the conclusion of the arbitration, each party agrees to pay promptly any arbitration award imposed against that party.
(f)
Remedy. Except as provided by the JAMS rules or this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and Employer. Accordingly, except as provided for by the JAMS rules or this Agreement, neither Executive nor Employer will be permitted to pursue court action regarding claims that are subject to arbitration and THE PARTIES HEREBY WAIVE THEIR RIGHT TO HAVE ANY DISPUTE, CLAIM, OR CONTROVERSY DECIDED BY A JUDGE OR JURY IN A COURT. BY SIGNING THIS AGREEMENT, THE PARTIES FURTHER AGREE THAT EACH MAY BRING OR PURSUE CLAIMS AGAINST THE OTHER ONLY IN THEIR INDIVIDUAL CAPACITIES AND THEY MAY NOT BRING OR PURSUE CLAIMS OR ACT AS A PLAINTIFF, CLASS MEMBER, OR REPRESENTATIVE IN ANY PURPORTED CLASS, REPRESENTATIVE, OR COLLECTIVE PROCEEDING, SUBJECT TO AND CONSISTENT WITH APPLICABLE LAW. THE PARTIES FURTHER AGREE THAT THE ARBITRATOR MAY NOT PRESIDE OVER ANY FORM OF A REPRESENTATIVE OR CLASS PROCEEDING. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT PREVENTS EITHER PARTY FROM PURSUING A REPRESENTATIVE OR COLLECTIVE ACTION IN COURT THAT MAY NOT BE COMPELLED TO ARBITRATION AS A MATTER OF LAW.

14. Consent to Jurisdiction. In any proceeding seeking equitable relief, to enforce arbitration or an arbitral award, or in the event that arbitration cannot be enforced, each of the parties hereby irrevocably and unconditionally agrees to submit to the exclusive jurisdiction of the appropriate state and federal courts situated in San Diego, California, in any dispute, controversy, suit, or action arising out of or in connection with this Agreement or any associated agreement or document and hereby waives in advance any objection or defense to such jurisdiction, including any defense based on lack of personal jurisdiction or forum non conveniens.

15.
Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
16.
Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without

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invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
17.
Amendments, Modifications, and Waivers. The terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, except pursuant to a written instrument in ink executed by the parties hereto. Any waiver shall not operate or be construed as a waiver of any subsequent breach by another party.
18.
Successors and Assigns. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement.
19.
Captions. The captions are included in this Agreement for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.
20.
Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if such signatures were upon the same instrument. A facsimile, photocopied signature (which may be delivered by facsimile) or email with scan attachment shall be deemed to be the functional equivalent of an original for all purposes. This Agreement shall become effective when each party has received a counterpart of this Agreement signed by the other party.
21.
Entire Agreement. This Agreement, including the Employer's Proprietary Information and Inventions Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matters addressed herein and supersedes any Offer Letter and any other prior understandings, agreements, or representations by or among such parties, whether written or oral.
22.
Construction. The parties have participated jointly, with counsel of their own choosing, in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.
23.
Acknowledgment. Executive acknowledges that Executive has had the opportunity to consult with independent counsel of Executive’s own choice concerning this Agreement and that Executive has taken advantage of that opportunity to the extent that Executive desires. Executive further acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it voluntarily based on Executive’s own judgment.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Steven J. Mento Ph,D.

Steven J. Mento Ph.D.

HISTOGEN INC.

/s/ Daniel L. Kisner M.D.

By: Daniel L. Kisner, M.D.

Title: Chairman of the Board

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EXHIBIT A

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PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

This Agreement sets forth in writing certain understandings and procedures in effect as of the date of my initial employment with Histogen, Inc. (“Company”).

Duties. In return for the compensation and benefits now and hereafter paid or provided to me, I hereby agree to perform those duties for Company as Company may designate from time to time. During my employment with Company, I further agree that I will (i) devote my best efforts to the interests of Company, and (ii) not engage in other employment or in any conduct that could either be in direct conflict with Company’s interests or that could cause a material and substantial disruption to Company and (iii) otherwise abide by all of Company’s policies and procedures as they may be established and updated from time to time. Furthermore, I will not (a) reveal, disclose or otherwise make available to any unauthorized person any Company password or key, whether or not the password or key is assigned to me or (b) obtain, possess or use in any manner a Company password or key that is not assigned to me. I will use my best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, cell phone, smartphone, personal digital assistant, tablet, software or related technical documentation that the Company issues to me. I will not input, load or otherwise attempt any unauthorized use of software in any Company computer or other device, whether or not the computer or device is assigned to me.

“Proprietary Information” Definition. “Proprietary Information” means (a) any information that is confidential or proprietary, technical or non-technical information of Company, including for example and without limitation, information that is a Company Innovation or is related to any Company Innovations (as defined in Section 5 below), concepts, techniques, processes, methods, systems, designs, computer programs, source documentation, trade secrets, formulas, development or experimental work, work in progress, forecasts, proposed and future products, marketing plans, business plans, customers and suppliers and any other nonpublic information that has commercial value and (b) any information Company has received from others that Company is obligated to treat as confidential or proprietary, which may be made known to me by Company, a third party or otherwise that I may learn during my employment with Company.

Ownership and Nondisclosure of Proprietary Information. All Proprietary Information and all worldwide patents (including, but not limited to, any and all patent applications, patents, continuations, continuation-in-parts, reissues, divisionals, substitutions, and extensions), copyrights, mask works, trade secrets and other worldwide intellectual property and other rights in and to the Proprietary Information are the property of Company, Company’s assigns, Company’s customers and Company’s suppliers, as applicable. I will not disclose any Proprietary Information to anyone outside Company, and I will use and disclose Proprietary Information to those inside Company only as necessary to perform my duties as an employee of Company. If I have any questions as to whether information is Proprietary Information, or to whom, if anyone, inside Company, any Proprietary Information may be disclosed, I will ask my manager at Company.

“Innovations” Definition. In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names and trade dress.

Disclosure and License of Prior Innovations. I have listed on Exhibit A (Prior Innovations) attached hereto all Innovations relating in any way to Company’s business or demonstrably anticipated research and development or business (the “Company-Related Innovations”), that were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with Company (these Company-Related Innovations collectively referred to as the “Prior Innovations”). I represent that I have no rights in any Company-Related Innovations other than those Prior Innovations listed in Exhibit A (Prior Innovations). If nothing is listed on Exhibit A (Prior Innovations), I represent that there are no Prior Innovations at the time of signing this Agreement. I hereby grant to Company and Company’s designees a royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations that I incorporate, or

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permit to be incorporated, in any Innovations that I, solely or jointly with others, create, derive, conceive, develop, make or reduce to practice within the scope of my employment with Company (the “Company Innovations”). Notwithstanding the foregoing, I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company’s prior written consent.

Disclosure and Assignment of Company Innovations. I will promptly disclose and describe to Company all Company Innovations. I hereby do and will irrevocably assign to Company or Company’s designee all my right, title, and interest in and to any and all Company Innovations, which assignment operates automatically upon the conception of the Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, the Company Innovations. To the extent any of the rights, title and interest in and to Company Innovations can neither be assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert the non-assignable and non-licensable rights, title and interest against Company, any of Company’s successors in interest, or any of Company’s customers.

Future Innovations. I will disclose promptly in writing to Company all Innovations conceived, reduced to practice, created, derived, developed, or made by me during my employment with Company and for three (3) months thereafter, whether or not I believe the Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations are or should be considered Company Innovations. Company will receive that information in confidence.

Notice of Nonassignable Innovations to Employees in California. This Agreement does not apply to an Innovation that qualifies fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code. I acknowledge that a condition for an Innovation to qualify fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code is that the invention must be protected under patent laws. I have reviewed the notification in Exhibit B (Limited Exclusion Notification) and agree that my signature on this Agreement acknowledges receipt of the notification.

Cooperation in Perfecting Rights to Company Innovations. I agree to perform, during and after my employment, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations and all intellectual property rights therein as provided to Company under this Agreement. If Company is unable for any reason to secure my signature to any document required to file, prosecute, register or memorialize the assignment of any rights or application or to enforce any right under any Company Innovations as provided under this Agreement, I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys‑in‑fact to act for and on my behalf and instead of me to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of rights under the Innovations, all with the same legal force and effect as if executed by me. The foregoing is deemed a power coupled with an interest and is irrevocable.

Return of Materials. At any time upon Company’s request, and when my employment with Company is over, I will return all materials (including, without limitation, documents, drawings, papers, diskettes and tapes) containing or disclosing any Proprietary Information (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, pagers, cell phones, smartphones, personal digital assistants or similar items or devices that Company has provided to me. I will provide Company with a written certification of my compliance with my obligations under this Section.

No Violation of Rights of Third Parties. During my employment with Company, I will not (a) breach any agreement to keep in confidence any confidential or proprietary information, knowledge or data acquired by me prior to my employment with Company or (b) disclose to Company, or use or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or any other third party. I am not currently a party, and will not become a party, to any other agreement that is in conflict, or will prevent me from complying, with this Agreement.

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Survival. This Agreement (a) shall survive my employment by Company; (b) does not in any way restrict my right to resign or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

No Disparagement. During my employment with Company and after the termination thereof, I will not disparage Company, its products, services, agents or employees.

Injunctive Relief. I agree that if I violate this Agreement, Company will suffer irreparable and continuing damage for which money damages are insufficient, and Company is entitled to injunctive relief, a decree for specific performance, and all other relief as may be proper (including money damages if appropriate), to the extent permitted by law, without the need to post a bond.

Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company’s records or other address as I may provide in writing. Notices to Company shall be sent to Company’s Human Resources Department or to another address as Company may specify in writing.

Governing Law; Forum. The laws of the United States of America and the State of California govern all matters arising out of or relating to this Agreement without giving effect to any conflict of law principles. Company and I each irrevocably consent to the exclusive personal jurisdiction of the federal and state courts located in San Diego County, California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of the federal or state courts located in San Diego County, California, personal jurisdiction will be nonexclusive. Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction. For the avoidance of doubt, the foregoing terms will control over any conflicting terms in my offer letter.

Severability. If an arbitrator or court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be deemed amended to provide Company the maximum protection permitted by applicable law and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.

Waiver; Modification. If Company waives any term, provision or breach by me of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company. No waiver shall constitute a waiver of any other or subsequent breach by me. This Agreement may be modified only if both Company and I consent in writing.

Assignment. The rights and benefits of this Agreement shall extend to all successors and assigns of the Company, whether by merger, reorganization, sale of assets, operation or law or otherwise.

Entire Agreement. This Agreement, including any agreement to arbitrate claims or disputes relating to my employment that I may have signed in connection with my employment by Company, represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

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I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

COMPANY	EMPLOYEE:
Daniel L. Kisner M.D.	Steven J. Mento Ph.D.
By:	By:
Title: Chairman of the Board	Dated:
Dated:

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EXHIBIT B

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

1.1
Executive unconditionally, irrevocably and absolutely releases and discharges Company and Histogen Inc. ("Histogen") and their respective current and former parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities, as well as their respective insurers, shareholders, employees, officers, directors, agents, attorneys, predecessors, successors and assigns (collectively, "Released Parties"), from all claims related in any way to the transactions or occurrences between Executive and them to date, to the fullest extent permitted by law, including Employee's employment with Company, the termination of Employee's employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee's employment with Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims arising under local, state or federal law, including, but not limited to, alleged violations of the California Fair Employment and Housing Act, the California Labor Code, the Family Medical Leave Act, the California Family Rights Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, and all claims for attorneys' fees, costs and expenses. Executive expressly waives Employee's right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Executive or on Employee's behalf, related in any way to the matters released herein.
1.2
The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Employee's right to file a charge with the National Labor Relations Board, the Security & Exchange Commission or Equal Employment Opportunity Commission and other similar state and federal government agencies (“Government Agencies”), and claims for workers' compensation benefits or unemployment insurance benefits, as applicable, as set forth in this Agreement.
1.3
Executive further understands that this Agreement does not limit Employee's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Notwithstanding paragraph 2.2, this Agreement does not limit Employee's right to receive an award for information provided to any Government Agencies.
1.4
Executive acknowledges that Executive may discover facts or law different from, or in addition to, the facts or law that Executive knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
1.5
Executive declares and represents that Executive intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Executive intends the release herein to be final and complete. Executive executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.
1.6
Executive agrees that the additional compensation to be paid under this Agreement is due solely from the Company and that Insperity has no obligation to pay the additional compensation, even though its payment may be processed through Insperity.
2.
California Civil Code Section 1542 Waiver. Executive expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

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Executive waives any right which Executive has or may have under 1542 to the full extent Executive may lawfully waive such rights pertaining to this general release of claims.

3.
Representation Concerning Filing of Legal Actions. Executive represents that, as of the date of this Agreement, Executive has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency related to the matters released in this Agreement.
4.
Nondisparagement. Executive agrees that Executive will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame or intentionally and maliciously disparage the personal and/or business reputations, practices or conduct of Company or any of the other Released Parties.
5.
Acknowledgement of Pay. Executive acknowledges and affirms that other than the Severance Package referenced in paragraph 1 above, Executive has been paid all compensation, wages, bonuses, and commissions due and has been provided all leaves (paid or unpaid) and benefits to which Executive may be entitled.

6.
Confidentiality and Return of Company Property. Executive understands and agrees that as a condition of receiving the Severance Package, all Company property must be returned to Company on or before Employee’s Separation Date. By signing this Agreement, Executive represents and warrants that Executive will return no later than the Separation Date all property, data, and information belonging to Company, including all materials, keys, access cards, documents, or information, including but not limited to confidential information in Employee’s possession or control. Further, Executive represents, warrants, and agrees that Executive shall not retain copies of any Company information or property and will not disclose or provide such information to any third party, and agrees that Executive will not use or disclose to others any confidential or proprietary information of Company or the Released Parties, except as may be required by law. Executive further agrees to comply with the obligations set forth in the Company’s Employer's Proprietary Information and Inventions Agreement (“Confidentiality Agreement”) previously executed by Employee.
6.1
Executive agrees to keep the terms of this Agreement confidential between Executive and Company, except that Executive may confidentially discuss this Agreement and its terms with Employee’s immediate family and legal and/or tax advisors, if any, as needed, but in no event should Executive discuss this Agreement or its terms with any current or prospective Executive of the Company.

6.2
Nothing in this Agreement is intended to prevent or prohibit Executive or anyone associated with Company from making truthful statements in any legal proceeding, or from cooperating with any government investigation. Nothing in this Agreement prohibits Executive from exercising Employee’s nonwaivable rights under the National Labor Relations Act or from engaging in any other legally protected activities. Finally, nothing in this agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

7.
No Admissions. By entering into this Agreement, the Company makes no admission that the Released Parties have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

8.
Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f) releasing any claims Executive may have under the Age Discrimination in Employment Act, as amended. Executive is advised to consult with an attorney before executing this Agreement.
8.1
Acknowledgments/Time to Consider. Executive acknowledges and agrees that Executive has: (a) read and understands the terms of this Agreement; (b) been advised in writing to consult with an attorney before signing this Agreement; (c) has obtained and considered such legal counsel as Executive deems necessary; and (d) has been given at least twenty-one (21) days to consider whether or not to enter into this Agreement (although Executive may elect not to use the full 21-day period at Employee‘s option). By signing this Agreement, Executive

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acknowledges that Executive does so freely, knowingly, and voluntarily and without any undue influence or duress by Employer or anyone associated with Employer. Executive and Employer agree that any changes, material or immaterial, to this Agreement will not restart the running of the twenty-one (21) day consideration period.
8.2
Revocation/Effective Date. Executive is provided seven (7) days after Executive signs this Agreement during which Executive may revoke acceptance of this Agreement. Employee’s revocation must be in writing and received by Susan Knudson, EVP and Chief Financial Officer, on or before the seventh (7th) day after signing in order to be effective. If Executive does not revoke acceptance within the seven (7) day revocation period, Employee’s acceptance of this Agreement shall become binding and enforceable on the eighth day (“Effective Date”). The Severance will then become due and payable in accordance with paragraph 1.
8.3
Preserved Rights of Employee. This Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Executive from challenging the validity of Employee’s release of claims under the Age Discrimination in Employment Act of 1967, as amended.
9.
Severability. In the event any provision of this Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

10.
Full Defense. This Agreement may be pled as a full and complete defense to and may be used as a basis for an injunction against, any action, suit, or other proceeding that may be prosecuted, instituted, or attempted by Executive in breach hereof. Executive agrees that in the event an action or proceeding is instituted by the Released Parties in order to enforce the terms or provisions of this Agreement, the Released Parties shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement to the fullest extent permitted by law.

11.
Ownership of Claims. Executive represents and warrants that Executive is the sole and lawful owner of all rights, title, and interest in and to all released matters, claims, and demands as herein contained and that there has been no assignment or other transfer of any interest of any claim or demand which Executive may have against Company.
12.
Applicable Law. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

13.
Counterparts. This Agreement may be signed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or email in PDF format will have the same effect as physical delivery of the document bearing the original signature.
14.
Entire Agreement; Modification. This Agreement, including the surviving provisions of Company’s Confidentiality Agreement previously executed by Executive is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

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